Form N-SAR
Sub-Item  77M
Mergers
Janus Special Equity Fund, A Series of Janus Investment Fund
2-34393, 811-1879

On February 28, 2003 the above-referenced fund was the surviving fund in a reorganization. All of the assets and liabilities of Janus Special Situations Fund were transferred to Janus Strategic Value Fund. The surviving fund was renamed Janus Special Equity Fund. The circumstances and details of the merger are contained in the January 23, 2003 SEC Filing, Conformed Submission Type N-14/A, accession number 0001035704-03-000056 and such filing is herein incorporated by reference as an exhibit to the Sub-Item 77M of Form N-SAR.